                                                                    Exhibit 99.2
Notes to Footnote 1:

The shares of Common Stock ("Common Stock") described in this Form 4 are held by Friedman Fleischer & Lowe Capital Partners, LP and FFL Executive Partners,
LP (collectively, the "Friedman Fleischer & Lowe Funds") in the amounts set forth below. An allocation of shares is listed below for each transaction described herein. The Friedman Fleischer & Lowe Funds are each controlled by
Friedman Fleischer & Lowe GP, LLC, their general partner. Accordingly,
Friedman Fleischer & Lowe Capital Partners, LP and FFL Executive Partners, LP
may be deemed to beneficially own each other's shares of Common Stock. Tully
M. Friedman and Christopher A. Masto are, respectively, Senior Managing
Member and Managing Member of Friedman Fleischer & Lowe GP, LLC, and may be
deemed to beneficially own the shares of Common Stock owned by the Friedman
Fleischer & Lowe Funds. The reporting persons disclaim beneficial ownership of any shares in which they do not have a pecuniary interest.

Holder                       Shares of Common    Shares of Common Stock
                                Stock Sold,     Directly Owned Following
                                  11/23/04               Sale
--------------------------------------------------------------------------------
Friedman Fleischer & Lowe    3,534,845          17,006,411
 Capital Partners, LP

FFL Executive Partners, LP   63,945             307,647